Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is made as of April 25, 2011 by and between Ray H. Neilsen, an individual (the “Executive”) and Ameristar Casinos, Inc., a Nevada corporation (the “Company”), with respect to separation payments to be paid to Executive conditioned in part on a complete release by Executive of any and all claims against the Company and its affiliated entities, their respective directors, managers, officers, employees, agents, accountants, attorneys, representatives, successors and assigns.
1. Resignation: Separation Date; Separation Payment; Benefits.
     (a) Executive hereby resigns his employment with the Company and all of his positions as an employee, officer, manager and a member of the Board of Directors of the Company and of any and all subsidiaries and affiliates of the Company, each effective as of the close of business (Las Vegas time) on May 5, 2011 (the “Separation Date”).
     (b) Executive and the Company acknowledge and agree that, except as provided in Section 5 of this Agreement, effective as of the Separation Date, the Executive Employment Agreement by and between the Executive and the Company dated as of May 31, 2008 (the “Employment Agreement”) is terminated and shall be of no further force or effect. In consideration of Executive’s execution of this Agreement and in compliance with Executive’s obligations hereunder and the provisions of the Employment Agreement that are incorporated into this Agreement and shall survive termination of the Employment Agreement, including, but not limited to, continued compliance with Sections 8 and 9 of the Employment Agreement (as modified by this Agreement), the Company agrees to pay to Executive the total sum of One Million Four Hundred Thousand Dollars ($1,400,000) (the “Separation Payment”). Subject to Section 8.3 of the Employment Agreement and Section 1(h) of this Agreement, the Separation Payment shall be paid to Executive in equal installments over twenty-four (24) months following the Separation Date at the same frequency as the Company’s regular payroll payments; provided, however, that (i) the first payment shall not be made until the first regular payroll payment date that occurs in January 2012 and (ii) such payment shall include a lump-sum payment of that portion of the Separation Payment that would have been paid on or prior to such date, but for the application of the preceding clause (i). The Company also agrees to pay to Executive, not later than fourteen (14) days following the Separation Date, any earned but unpaid base salary through the Separation Date and an amount corresponding to the amount of unused PTO that Executive has established in Executive’s PTO account in accordance with Company policy. All sums payable and benefits provided to Executive in accordance with this Agreement shall be reported on an IRS Form W-2 and shall be subject to all deductions and withholdings required by applicable law.
     (c) In accordance with Company policy and the Employment Agreement, Executive will be entitled to continued medical benefits (in accordance with Executive’s current coverage) through the Separation Date. In addition, pursuant to the terms of the Employment Agreement, in consideration of Executive’s execution of this Agreement and compliance with Executive’s obligations hereunder and under the Employment Agreement, Executive and his eligible dependents will be entitled to continuation of coverage under the Company’s group health insurance (including MERP or substitute benefits), at the Company’s expense, for eighteen (18)
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months after the Separation Date; provided that Executive expressly acknowledges that it is Executive’s obligation to properly elect COBRA coverage by timely submitting appropriate documentation. In addition, upon Executive’s proper election, Executive shall be entitled to receive a distribution of his vested account balance under the Company’s 401(k) Plan in accordance with the terms thereof. In addition, Executive shall be entitled to such other rights to benefits as may be contained in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining equity awards and applicable employee benefit plans and programs (including, without limitation, the Company’s Deferred Compensation Plan) according to the terms of such agreements and documents. The Company agrees to reimburse Executive for unreimbursed business expenses (in accordance with usual Company policies and practice), to the extent not paid prior to the Separation Date. The Company acknowledges and agrees that after the date hereof, Executive will continue to be entitled to any rights to contribution, advancement of expenses, defense or indemnification he may have under the Company’s organizational documents, any separate indemnification agreement or applicable law. For a period of six (6) years following the Separation Date, Company agrees to continue to provide coverage to Executive, in his capacity as a former officer and director, under its Directors and Officers insurance to the same extent as coverage is provided to its then existing directors and officers.
     (d) In addition to the above, pursuant to the terms of the Employment Agreement, in consideration of Executive’s execution of this Agreement and compliance with Executive’s obligations hereunder and under the Employment Agreement, (i) all stock options granted to Executive that are outstanding but not vested as of the Separation Date shall vest on the Separation Date and (ii) all of Executive’s outstanding stock options (including those vesting pursuant to clause (i) above), shall remain outstanding and exercisable for a period of twelve (12) months following the Separation Date. In addition, all unvested restricted stock units and performance share units held by Executive as of the Separation Date shall vest on the Separation Date and the shares issuable thereunder shall be delivered to Executive within thirty (30) days following the Separation Date. Except as otherwise provided in this Agreement, the terms and provisions of the award agreements and Company plans governing Executive’s stock options, restricted stock units and performance share units shall remain in full force and effect.
     (e) The provisions of Section 8.2(d) of the Employment Agreement shall not apply to the hiring by Executive of any of the children of Executive or Executive’s wife or their spouses; provided, however, Executive shall provide the Company with at least ninety (90) days’ (or such shorter notice as the Company may agree) prior written notice before hiring any such persons.
     (f) In consideration of Executive’s execution of this Agreement and the covenants and agreements of the Company and Executive hereunder, the Company will continue to permit Executive to have use of his current office at Ameristar Casino Vicksburg until the first (1st) anniversary of the Separation Date. During this period, at Executive’s reasonable request, the Company shall provide Executive with reasonable administrative assistance at the Company’s expense.
     (g) Further in consideration of Executive’s execution of this Agreement and the covenants and agreements of the Company and Executive hereunder, the Company shall arrange, in coordination with Executive and at the Company’s sole cost and expense, a series of events at
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each of the Company’s properties to recognize and celebrate Executive’s contributions to the Company.
     (h) Executive acknowledges that Executive has had twenty-one (21) days within which to consider this Agreement and the Release described in Section 2 of this Agreement if Executive has wished to do so, that Executive has seven (7) days from the date of Executive’s acceptance of the Release within which to revoke Executive’s acceptance and that Executive has been and hereby is advised by the Company to consult with counsel concerning this Agreement and the Release and Executive has had an opportunity to do so. Executive further acknowledges that payment of the Separation Payment will not commence until after such seven (7) days and until Executive shall have provided thereafter reasonable assurances on request that Executive has not revoked Executive’s acceptance of the Release within such seven (7) days.
2. Payments and Benefits Conditioned on Release of Claims
     All payments and benefits to the Executive set forth in Section 1 of this Agreement shall be subject to the condition precedent that Executive accepts, executes and delivers to the Company, without subsequent revocation, a release of claims, dated as of the Separation Date, substantially in the form attached hereto as Exhibit A (the “Release”):
3. Cooperation
     Executive agrees that upon any reasonable request, Executive will fully cooperate with and assist the Company and its subsidiaries in connection with any and all claims, disputes, negotiations, investigations, lawsuits, administrative proceedings or other disputes in which the Company or any of its affiliates or other business relations are involved, so long as any such matter was in any manner related to Executive’s duties and activities conducted on behalf of the Company or its subsidiaries or affiliates; provided, however, that any such request by the Company shall not be unduly burdensome or unreasonably interfere with Executive’s personal schedule or ability to engage in gainful employment. The Company agrees to reimburse Executive for actual and reasonable out of pocket expenses, including, but not limited to travel and other necessary expenses, directly incurred in connection with any such cooperation and/or assistance.
4. Entire Agreement
     Executive and the Company represent, understand and expressly agree that this Agreement and, when executed, the Release set forth all of the agreements, covenants and understandings of the parties, superseding all other prior and contemporaneous oral and written agreements with respect to Executive’s employment or its termination, excepting only (i) Executive’s covenants set forth in Sections 8 (as modified by paragraph 1(e) of this Agreement) and 9 (which shall survive for the periods stated in the Employment Agreement), 13, 21 and 22 of the Employment Agreement, which Executive and the Company reaffirm and incorporate herein by this reference and which shall survive termination of the Employment Agreement and (ii) the terms and provisions of the award agreements and Company plans governing Executive’s stock options, restricted stock units and performance share units, which, as modified by this Agreement, shall remain in full force and effect. Executive and the Company agree that no other agreements or covenants will be binding upon the parties unless set forth in a writing signed by
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the parties or their authorized representatives, and that each of the parties is authorized to make the representations and agreements herein set forth by or on behalf of each such party. Executive and the Company each affirms that no promises have been made to or by either to the other except as set forth in this Agreement and the Release. Notwithstanding the foregoing, this Agreement and the Release shall not be deemed to supersede or otherwise affect that certain Stock Purchase Agreement, dated as of March 25, 2011, between the Company and the Estate of Craig H. Neilsen.
5. Arbitration
     Executive and the Company agree that any and all disputes, controversies or claims arising out of this Agreement or the Release or concerning Executive’s employment or its termination or treatment by the Company shall, except as otherwise provided by the Employment Agreement, be determined exclusively by final and binding arbitration as follows:
     (a) Arbitration shall be before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, or successor rules then in effect, and judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction.
     (b) Claims subject to exclusive final and binding arbitration under this Agreement and the Release include, without limitation, claims that otherwise could be tried in court to a jury in the absence of this Agreement and the Release.
     (c) Executive and the Company expressly waive all rights to a jury trial in court on all statutory or other claims including, without limitation, those identified in this Agreement and the Release.
     (d) The arbitration shall be held in Las Vegas, Nevada and shall be conducted pursuant to the Federal Arbitration Act and under the procedures applicable to arbitrations in that jurisdiction.
     (e) The arbitration shall be administered by the American Arbitration Association, and the arbitrator shall be selected from a list of arbitrators provided by the American Arbitration Association following a request by any party to the arbitration for a list of five retired or former jurists with substantial professional experience in employment matters.
     (f) The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were determined as to liability and any remedy by a court without a jury. The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law.
     (g) To the extent permitted by law and to the extent the enforceability of this Agreement and/or the Release are not thereby impaired, each party shall pay its own costs of arbitration including, without limitation, attorneys’ fees and costs and fees and costs of any experts. However, if any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorneys’ fee (with or without expert fees) as part of the costs, the arbitrator may
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award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with such statute.
     (h) Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Agreement or the Release with respect to such arbitration shall be determined by the arbitrator.
     (i) Executive and the Company agree that the foregoing provisions concerning arbitration do not waive any right Executive or the Company may have to seek and obtain otherwise available injunctive relief, including ancillary monetary relief, in court for any breaches of obligations concerning confidential information or trade secrets or other breaches of obligations that cannot adequately be remedied at law or in arbitration.
6. Miscellaneous
     Executive agrees that the existence and terms of this Agreement and the Release are confidential and until made public by the Company, Executive will not disclose the existence or terms of this Agreement or the Release to any person other than Executive’s legal and tax advisors and immediate family members. Executive further represents that he has not made any disclosures prior to the signing of this Agreement or the Release which would have violated this promise of confidentiality had those disclosures been made after the signing of this Agreement and the Release. Prior to any public announcement by the Company with respect to this Agreement, the Company shall provide Executive with a reasonable opportunity to review and comment on the language of such announcement. From and after the Separation Date, Executive shall not hold himself out to the public as a representative of the Company or any affiliate of the Company. Executive agrees to direct all inquiries concerning Executive’s employment with the Company to the Company’s General Counsel, who will represent that Executive resigned to pursue other opportunities.
7. Absence of Existing Claims
     The Company hereby represents and warrants to Executive that, as of the date hereof, there are no facts or circumstances known to the Company that would give rise to a cause of action or claim by the Company against Executive.
8. Voluntary Agreement
     Executive affirms that Executive enters into this Agreement freely and voluntarily.
[signature page follows]
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     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.
     Dated April 25, 2011 at 5:26 CST.

Executive:
/s/ Ray H. Neilsen

     Dated April 25. 2011 at Las Vegas, Nevada.

Ameristar Casinos, Inc.
By:	/s/ Larry A. Hodges
	Name:	Larry A. Hodges
	Title:	President and Chief Operating Officer

[Signature Page to Separation Agreement]

Exhibit A
GENERAL RELEASE
     This General Release (this “Release”) is made by Ray H. Neilsen, an individual (the “Executive”) in connection with that certain Separation Agreement, dated as of April 25, 2011 (the “Separation Agreement”), by and between Executive and Ameristar Casinos, Inc., a Nevada corporation (the “Company”).
     For valuable and sufficient consideration, receipt of which is hereby acknowledged, and with the sole exception of those obligations expressly recited herein or to be performed under the Separation Agreement and of Executive’s claims to vested interests Executive may have in employee benefit plans, stock options or other equity-based awards as defined exclusively in written documents, and to the extent permitted by law, Executive and Executive’s heirs, successors and assigns do hereby and forever release and discharge the Company and its affiliated entities and their past and present directors, managers, officers, employees, agents, accountants, attorneys, representatives, successors and assigns from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of whatsoever kind and character in any manner whatsoever arising prior to the date of this Release (all such claims are referred to in this Agreement as “Released Claims”). Released Claims include but are not limited to the following, and Executive agrees that Executive will not commence or maintain any civil proceeding to pursue any of the Released Claims:
     (a) Any claim arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or termination of employment, including any claims that arose or might arise under the Employment Agreement (as defined in the Separation Agreement); claims for breach of contract, breach of implied covenant, breach of oral or written promise, allegedly unpaid compensation, wrongful termination, retaliation, infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination;
     (b) Any claim for alleged violations of Title VII of the Civil Rights Act of 1964 prohibiting discrimination based on race, color, religion, sex or national origin, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) prohibiting discrimination based on age over 40, the Americans With Disabilities Act prohibiting discrimination based on disability, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, any state statutory wage claim under the state laws of Mississippi, or any other federal, state or local labor, fair employment or other law under which a claim might be brought were it not released here, all as amended from time to time; and
     (c) Any claim (irrespective of the theory or nature thereof) arising out of or relating to Executive’s role, service or status as an officer, director, manager, stockholder (but solely in Executive’s individual capacity as a stockholder and not as fiduciary, representative or executor of any other stockholder) (including all direct or derivative claims of any nature), optionholder, holder of restricted stock units or performance share units, agent or representative of the Company or any of its subsidiaries or affiliates, but

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excluding any claims that Executive has or may have, in his capacity as an officer, director, employee, agent, representative or manager, against the Company for indemnification, contribution or advancement of expenses pursuant to any contractual arrangements between Executive and the Company or under the Company’s organizational documents or applicable law.
     Executive assumes the risk of any mistake of fact and of any facts which are unknown, and thereby waives any and all claims that this Release does not extend to claims which the Executive does not know or suspect to exist in Executive’s favor at the time of executing this Release, which if known by Executive must or might have materially affected Executive’s settlement with the Company.
     Executive acknowledges that there is a possibility that subsequent to the execution of this Release, he will discover facts or incur or suffer claims which were unknown or unsuspected at the time this Release was executed, and which if known by him at that time may have materially affected his decision to execute this Release. Executive acknowledges and agrees that by reason of this Release and the release of Released Claims contained herein he is assuming any risk of such unknown facts and such unknown and unsuspected claims. Executive knowingly and voluntarily waives the provisions of any statute, law or rule that limits the effectiveness of a release that purports to waive claims that are not then known by the releasing party (such as Section 1542 of the California Civil Code or any analogous provision of Mississippi or other applicable law), and acknowledges and agrees that this waiver is an essential and material term of this Release, and without the requirement of this waiver the Separation Agreement would not have been executed by the Company. The Executive hereby represents that he has been advised by his legal counsel, understands and acknowledges the significance and consequence of this Release.
     Executive acknowledges that Executive has had twenty-one (21) days within which to consider this Release if Executive has wished to do so, that Executive has seven (7) days from the date of Executive’s acceptance of this Release within which to revoke Executive’s acceptance and that Executive has been and hereby is advised by the Company to consult with counsel concerning this Release and Executive has had an opportunity to do so. Executive further acknowledges that payment of the Separation Payment will not commence until after such seven (7) days and until Executive shall have provided thereafter reasonable assurances on request that Executive has not revoked Executive’s acceptance of this Release within such seven (7) days.
     Executive affirms that Executive enters into this Release freely and voluntarily.
     Dated: May 5, 2011 at ___________________.

Executive:

Ray H. Neilsen

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